Exhibit 99.1

General Metals Announces The Members of its Gold Production Team

Reno, NV, December 23, 2010 General Metals Corporation (the "Company") (OTCBB: GNMT) (FRANKFURT: GMQ), announces the appointment of Daniel J. Forbush as Chief Executive Officer of the Company, effective December 17, 2010.  Mr. Paul Wang has concluded his term as President of the Company.  Mr. Forbush will continue to serve as the Chief Financial Officer.

Also effective as of December 17, 2010, (i) Michael Powell, Robert Carrington and David Salari resigned from membership on the Board of Directors; and (ii) Larry Max Bigler, Keith M. Belingheri and Dan L. Dryer (the “New Directors”) were concurrently appointed as directors as the peaceful conclusion to a dispute initiated by a group of shareholders.  As of the date of this report, the Board of Directors consists of Daniel J. Forbush, Larry Max Bigler, Keith M. Belingheri, Dan L. Dyer and Paul Wang.

Mr. Forbush commented, “The Company is most grateful to the departing directors for their contribution to the welfare of the Company during their service.  The new Directors have nearly 100 combined years of mining industry experience in planning, permitting, mine development, operations and finance.  These are very talented individuals that are committed to bringing the Independence Mine into production as quickly as possible.  We look forward to accelerating development of the project as we enter 2011.”

Larry Bigler previously served on the Company’s Board and has over 30 years of mining experience. Mr. Bigler is a practicing Certified Public Accountant with many mining clients. Mr. Bigler formerly was CFO, Vice President, and Director for Oro Nevada Resources and was instrumental in raising CND$ 40 million from an initial public offering. From 1987 until 1992 he was Treasurer and Controller for Getchell Gold where he completed an initial public offering and a gold loan. He has degrees in economics and accounting and has published many articles on mining financial issues.

Keith M. Belingheri has held numerous engineering and mining operations management and executive positions during his more than 30 years of mining industry experience.  Mr. Belingheri currently serves as Vice President Operations for & and is a member of the Board Director of Inter-Rock Minerals Inc, a Canadian public company.  He started with Inter-Rock in June 2001.  During his career, Mr. Belingheri has developed mining operations from initial exploration through production, managed operations, engineering, and project to successful and profitable conclusions using both open pit and underground mining methods. He has experience in crushing, screening, grinding, leaching, flotation, and SX-EW circuits for ore processing and reduced direct operating costs while maintaining outstanding operating safety performance including a 7-year safety record without a lost time accident, and achievements in environmental and mine reclamation standards that resulted in industry recognition by the receipt of several important awards. Mr. Belingheri's career  includes the following minng and mining services companies; Kappes, Cassiday & Associates, Glamis Gold Ltd. , Rayrock Mines, Inc., Pinson Mining Company (a partnership of Rayrock, Homestake Mining, and Barrick Mines).

Dan L. Dyer P.E., C.E.M is a Civil, Geotechnical, and Environmental Engineer, and  President of Dyer Engineering Consultants, Inc., a multi-disciplinary Nevada corporation specializing in the innovative application of earth sciences and engineering to a wide range of clients both private and public since 1998.  Mr. Dyer has extensive experience in a wide range of mining services from his more than 35 years of engineering industry experience.  He has excellent relationships with both federal and state regulatory agencies and personnel that monitor, evaluate, review and approve mining permits in the state of Nevada as well as other jurisdictions.  Mr. Dyer and his firm are experts in heap leach pad design, groundwater studies - modeling and analysis, water pollution control permit applications, plan of operations, solid waste and sanitation permit applications, air quality permit applications, tailings dam design, reclamation bond calculations, storm water management, hazardous materials management, and rapid infiltration basin design.

“There is a reason why we feel privileged to have these men of very high caliber to assist in building this Company.  We believe their technical engineering know-how, combined with their seasoned management and finance experience, will help the Company timely progress the project towards production”, said Dan Forbush. “We believe that we have gold, enough to generate considerable profits. We are progressing on all the permits. The mining equipment is available through the Memorandum of Understanding with Gold Country Mining and Construction, and we expect to finalize additional financing agreements soon that would provide short-term funding to get us rolling.  I want to see gold come out of the ground soon!

“Please note that we will be bringing out regular news updates on our progress. I love that word, progress, almost as much as gold,” advised Mr. Forbush.

Further details regarding the Independence mineralization, drilling efforts, both historical and current together with current permitting activity are available on the Company's website www.generalmetalscorporation.com.

About General Metals Corporation: General Metals is an aggressive junior minerals exploration and development company, based in Reno, Nevada. The Company is actively exploring and developing its 100% controlled Independence property strategically located in the prolific Battle Mountain Mining District of Nevada.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the proceeds from the recent private placement will allow the Company to proceed with permitting at its Independence Mine in Nevada or any shallow mining production in the near future, the Company’s belief that is has enough gold to generate considerable profits, that any estimated ounces of gold or silver are contained in the mineralized material in the Company’s projects and is proposed to be mined and loaded onto a cyanide heap leach pad, and the size and timing of any future financings that the Company may enter into.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:
Wayne Meyerson
Investor Relations
General Metals Corporation
615 Sierra Rose Dr. Suite 1
Reno, NV 89511
wayne@gnmtlive.com
775.583.4636 office

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